Exhibit 4.20
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY ASTERISKS IN BRACKETS [**]. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.
Deutsche Bank

March 23, 2017
Mr. Jeff McConaghy
Vice President and Treasurer
Celestica, Inc.
844 Don Mills Road Toronto, Ontario
Canada M3C 1V7
Obligor Name Additions
Dear Mr. McConaghy:
Reference is made to the Amended and Restated Revolving Trade Receivables Purchase Agreement dated November 4, 2011, as amended (the "Agreement") by and among Celestica Inc., a corporation organized and existing under the laws of the Province of Ontario, Canada as delegated servicer thereunder (in such capacity, the "Servicer"), each of the other subsidiary corporations parties thereto as Sellers, Deutsche Bank (Malaysia) Sdn. and Deutsche Bank AG, New York Branch, as administrative agent. Capitalized terms used but not defined in this letter are used with the meanings assigned to them in the Agreement.
This will confirm that we have approved your request that we include in the Agreement a Deutsche Bank "commitment amount" for the following Eligible Buyer:
Juniper Networks Inc.
In addition certain other changes have been made to the limits for the Eligible Buyers, as reflected in the attached new Schedule 1.2 of the Agreement.
As a result, Schedule 1.2 of the Agreement is attached, modified accordingly, which will replace the existing form of that Schedule for all purposes.

NY 246303237v3

Confidential

Please countersign a copy of this letter in your capacity as Servicer on behalf of the subsidiary entities that are Sellers under the Agreement to confirm your agreement to the foregoing and return it to us.
Very truly yours,
Deutsche Bank AG, New York Branch
/s/ Robert Altman                 /s/ Sandra Sheehan
Name: Robert Altman                    Name: Sandra Sheehan
Title: Vice President                    Title: Assistant Vice President
Acknowledged:
Celestica, Inc., as Servicer
By /s/ Darren Myers
Name: Darren Myers
Title: CFO
Copy to: HSBC Bank USA, National Association

NY 246303237v3

Confidential

Schedule 1.2

	Spread	DB CLOSING COMMITMENT	HSBC CLOSING COMMITMENT	GLOBAL CLOSING COMMITMENT
Cisco Systems Inc.	[**]%	[**]		[**]
Google Inc.	[**]%	[**]		[**]
Honeywell International Inc.	[**]%		[**]	[**]
Honeywell Limited	[**]%		[**]	[**]
IBM Corporation	[**]%	[**]		[**]
IBM Corporation Endicott	[**]%		[**]	[**]
Juniper Networks Inc.	[**]%	[**]		[**]
NEC Corporation	[**]%	[**]		[**]
AMAT-VMO	[**]%	[**]		[**]
Applied Materials SE Asia PTE	[**]%	[**]		[**]
EMC Information Systems INTL	[**]%	[**]		[**]
Oracle America, INC.	[**]%	[**]		[**]
Hitachi Metals, Ltd	[**]%	[**]		[**]
EMC CORPORATION	[**]%	[**]		[**]
IBM Manufacturing Solutions Pte Ltd.	[**]%	[**]	[**]	[**]
GE Healthcare Austria GmbH & Co OG	[**]%	[**]		[**]
HP Japan Inc.		[**]		[**]
TOTAL		[**]	[**]	[**]

[**] Certain confidential information contained in this document, marked with asterisks in brackets, has been redacted pursuant to a request for confidential treatment and has been filed separately with the United States Securities and Exchange Commission.

Confidential